Filed Pursuant To Rule 433

Registration No. 333-189752

February 27, 2017

Posted on www.coin-etf.com on February 24, 2017

About	Service Providers	Legal

The Bitcoin ETF

Bringing the unique world of digital assets to investors.*

Cryptography

Using state-of-the-art cryptography, the Bitcoin Network records and verifies transactions on a wholly distributed and decentralized open-source ledger called the Blockchain.

Bitcoin represents a next-generation technology in the area of payment processing and store of value. It’s a new kind of money.

Simplicity

COIN will be an exchange-traded fund (ETF) that can track the price of bitcoin because its only asset will be bitcoin.* Shares of COIN will represent fractional ownership of the fund’s total bitcoin.

Regulatory Process

Digital Asset Services, LLC has filed a preliminary registration statement (also called an S-1) for COIN with the U.S. Securities and Exchange Commission (SEC). Shares of COIN will be listed on the Bats BZX Exchange for which Bats has filed a proposed rule change with the SEC (called a 19b-4). Shares of COIN are expected to be available for trading on all national security exchanges.

PRELIMINARY REGISTRATION STATEMENT

The most recent version of the preliminary registration statement is the 9th Amendment to the S-1. [http://www.sec.gov/Archives/edgar/data/1579346/000119312517034708/d296375ds1a.htm ]

filed February 8, 2017

BATS BZX EXCHANGE RULE FILING

The most recent version of the Bats proposed rule change is the 2nd Amendment to the 19b-4 [https://www.sec.gov/comments/sr-batsbzx-2016-30/batsbzx201630-1594698-132357.pdf], which is a very minor modification to the 1st Amendment to the 19b-4. [http://www.sec.gov/rules/sro/batsbzx/2016/34-79183.pdf] The SEC has sought public comment on this proposed rule change. You can submit a comment [http://www.sec.gov/cgi-bin/ruling-comments] or view submitted comments. [http://www.sec.gov/comments/sr-batsbzx-2016-30/batsbzx201630.shtml]

filed February 22, 2017

Service Providers

The Trust is excited to be working with the following service providers:

LISTING EXCHANGE

Bats Global Markets, Inc

CUSTODIAN

Gemini Trust Company, LLC

ADMINISTRATOR & TRANSFER AGENT

State Street Bank and Trust Company

AUDITOR

BPM LLP

SPONSOR

Digital Asset Services, LLC

AUTHORIZED PARTICIPANTS

Convergex Execution Solutions, LLC

KCG Americas, LLC

Virtu Financial BD, LLC

*Legal

Digital Asset Services, LLC, the sponsor of the Winklevoss Bitcoin Trust (the Trust), has filed a preliminary registration statement for the Trust with the U.S. Securities and Exchange Commission (SEC) to offer its Winklevoss Bitcoin Shares (the Shares) to investors after the Trust’s registration statement is declared effective by the SEC. The Shares may not be sold nor may offers to buy be accepted prior to that time. The Trust’s purpose is to hold only bitcoin. The Shares will be listed on the Bats BZX Exchange under the ticker symbol “COIN” and will settle with the CUSIP 97425P107.

The Winklevoss Bitcoin Trust has filed a registration statement (including a preliminary prospectus dated February 8, 2017) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

All site content © 2016-2017 Winklevoss Bitcoin Trust. All rights reserved.

The Winklevoss Bitcoin Trust has filed a registration statement (including a preliminary prospectus dated February 8, 2017) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.